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                                                                    EXHIBIT 23.2


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

                  We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 1 to the consolidated financial statements) dated March 7, 2002 relating to the financial statements and financial statement schedules of Orbital Sciences Corporation and our report dated March 6, 2002 relating to the financial statements of Orbital Imaging Corporation, which appears in Orbital Sciences Corporation's Annual Report on Form 10-K for the year ended December 31, 2001.


                                                /s/ PricewaterhouseCoopers LLP


                                                PRICEWATERHOUSECOOPERS LLP

McLean, Virginia
May 10, 2002